                                                               Exhibit 10.(b)(b)


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               HENRY SCHEIN, INC.,

                              HSI ACQUISITION CORP.

                                       and

                             MICRO BIO-MEDICS, INC.

                               Dated March 7, 1997

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                                TABLE OF CONTENTS


ARTICLE I             THE MERGER............................................  1
        Section 1.1   The Merger............................................  1
        Section 1.2.  Effective Time of the Merger..........................  2
        Section 1.3.  Closing...............................................  2

ARTICLE II             THE SURVIVING CORPORATION............................  2
        Section 2.1   Certificate of Incorporation..........................  2
        Section 2.2   By-Laws...............................................  2
        Section 2.3   Directors and Officers of Surviving Corporation.......  2

ARTICLE III           CONVERSION OF SHARES..................................  3
        Section 3.1   Exchange Ratio........................................  3
        Section 3.2   Exchange of Company Common Stock; Procedures..........  4
        Section 3.3   Dividends; Transfer Taxes; Escheat....................  4
        Section 3.4   No Fractional Securities..............................  5
        Section 3.5   Closing of Company Transfer Books.....................  5
        Section 3.6   Further Assurances....................................  5

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE
                      COMPANY...............................................  6
        Section 4.1   Organization..........................................  6
        Section 4.2   Capitalization........................................  6
        Section 4.3   Company Subsidiaries..................................  7
        Section 4.4   Authority Relative to this Agreement..................  7
        Section 4.5   Consents and Approvals; No Violations.................  8
        Section 4.6   Reports and Financial Statements......................  8
        Section 4.7   Absence of Certain Changes or Events; Material
                      Contracts.............................................  9
        Section 4.8   Litigation............................................  9
        Section 4.9   Absence of Undisclosed Liabilities....................  9
        Section 4.10  No Default............................................  9
        Section 4.11  Taxes................................................. 10
        Section 4.12  Title to Properties; Encumbrances..................... 11
        Section 4.13  Intellectual Property................................. 11
        Section 4.14  Compliance with Applicable Law........................ 12
        Section 4.15  Information in Disclosure Documents and
                      Registration Statement................................ 12
        Section 4.16  Employee Benefit Plans; ERISA......................... 13
        Section 4.17  Environmental Laws and Regulations.................... 14
        Section 4.18  Vote Required......................................... 15
        Section 4.19  Opinion of Financial Advisor.......................... 15
        Section 4.20  Accounting Matters.................................... 15
        Section 4.21  NYBCL Section 912..................................... 15
        Section 4.22  Labor Matters......................................... 15

        Section 4.23  Affiliate Transactions................................ 16
        Section 4.24  Brokers............................................... 16
        Section 4.25  Tax Matters........................................... 16

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF PARENT.............. 16
        Section 5.1   Organization.......................................... 16
        Section 5.2   Capitalization........................................ 17
        Section 5.3   Authority Relative to this Agreement.................. 17
        Section 5.4   Consents and Approvals No Violations.................. 18
        Section 5.5   Reports and Financial Statements...................... 18
        Section 5.6   Absence of Certain Changes or Events; Material
                      Contracts............................................. 18
        Section 5.7   Information in Disclosure Documents and
                      Registration Statement................................ 19
        [Section 5.8  Absence of Undisclosed Liabilities.................... 19
        [Section 5.9  Brokers............................................... 19
        [Section 5.10 Opinion of Financial Advisor.......................... 19
        [Section 5.11 Accounting Matters.................................... 20
        [Section 5.12 Tax Matters........................................... 20
        Section 5.13  Brokers............................................... 20

ARTICLE VI            CONDUCT OF BUSINESS PENDING THE MERGER................ 20
        Section 6.1   Conduct of Business by the Company Pending
                      the Merger............................................ 20
        Section 6.2   Conduct of Business by Parent Pending the Merger...... 22
        Section 6.3   Conduct of Business of Sub............................ 22

ARTICLE VII    ADDITIONAL AGREEMENTS........................................ 22
        Section 7.1   Access and Information................................ 22
        Section 7.2   No Solicitation....................................... 23
        Section 7.3   Registration Statement................................ 24
        Section 7.4   Proxy Statements; Stockholder Approval................ 24
        Section 7.5   Compliance with the Securities Act.................... 25
        Section 7.6   Reasonable Best Efforts............................... 25
        Section 7.7   Proxy and Option Agreement............................ 26
        Section 7.8   Company Stock Options................................. 26
        Section 7.9   Public Announcements.................................. 27
        Section 7.10  Expenses.............................................. 27
        Section 7.11  Listing Application................................... 27
        Section 7.12  Supplemental Disclosure............................... 27
        Section 7.13  Letters of Accountants................................ 27

ARTICLE VIII   CONDITIONS TO CONSUMMATION OF THE MERGER..................... 28
        Section 8.1   Conditions to Each Party's Obligation to
                      Effect the Merger..................................... 28
        Section 8.2   Conditions to Obligations of Parent and Sub to
                      Effect the Merger......................................29
        Section 8.3   Conditions to Obligation of the Company to
                      Effect the Merger..................................... 30

ARTICLE IX            TERMINATION........................................... 31
        Section 9.1   Termination........................................... 31
        Section 9.2   Effect of Termination................................. 32

ARTICLE X             GENERAL PROVISIONS.................................... 33
        Section 10.1  Amendment and Modification............................ 33
        Section 10.2  Waiver................................................ 33
        Section 10.3  Survivability; Investigations......................... 34
        Section 10.4  Notices............................................... 34
        Section 10.5  Descriptive Headings; Interpretation.................. 35
        Section 10.6  Entire Agreement; Assignment.......................... 35
        Section 10.7  Governing Law......................................... 35
        Section 10.8  Severability.......................................... 35
        Section 10.9  Counterparts.......................................... 35

                                    SCHEDULES

Schedule 4.2(b)    Rights to Acquire Capital Stock
Schedule 4.2(c)    Vesting and Modification of Company Stock Options
Schedule 4.3       Subsidiaries of the Company
Schedule 4.5       No Violations
Schedule 4.6       Accounting Changes
Schedule 4.7       Absence of Certain Changes
Schedule 4.9       Undisclosed Liabilities
Schedule 4.10      No Defaults
Schedule 4.11      Taxes
Schedule 4.12      Liens
Schedule 4.13(a)   Intellectual Property
Schedule 4.14      Compliance with Applicable Laws
Schedule 4.16      Employee Benefit Plans
Schedule 4.17(a)   Compliance with Environmental Laws and Regulations
Schedule 4.17(b)   Asbestos; Underground Storage, Etc.
Schedule 4.17(c)   Certain Communications and Requests for Information;
                  Remediation
Schedule 4.23      Affiliate Transactions
Schedule 5.1       Subsidiaries of Parent
Schedule 5.4       No Violations (Parent)
Schedule 5.5       Accounting Changes (Parent)
Schedule 5.8       Undisclosed Liabilities (Parent)
Schedule 5.9       Compliance with Applicable Laws (Parent)
Schedule 6.1       Conduct of Business
Schedule 6.2(d)    Changes to Parent's Capitalization
Schedule 8.2(h)    Required Governmental Approvals

                                    EXHIBITS

Exhibit A     Proxy and Option Agreement
Exhibit B     Affiliate Agreement
Exhibit C     Opinion of Otterbourg, Steindler, Houston & Rosen, P.C.
Exhibit D     Opinion of Proskauer Rose Goetz & Mendelsohn LLP

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER dated March 7, 1997, by and among Henry Schein, Inc., a Delaware corporation ("Parent"), HSI Acquisition Corp., a New York corporation and wholly-owned subsidiary of Parent ("Sub"), and Micro Bio-Medics, Inc., a New York corporation (the "Company").

            The Boards of Directors of Parent and Sub and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have unanimously approved the merger of Sub with and into the Company in accordance with the terms of this Agreement and the New York Business Corporation Law (the "NYBCL").

            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain holders of shares of the Common Stock, par value $.03 per share, of the Company (the "Company Common Stock") are entering into an agreement with Parent and Sub in the form attached hereto as Exhibit A (the "Proxy and Option Agreement") granting Parent the right to vote such shares of the Company Common Stock and granting Parent an option to purchase such shares of the Company Common Stock in accordance with the terms set forth in the Proxy and Option Agreement.

            For federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

            For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

            In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows: ARTICLE I

                                   THE MERGER

            Section 1.1 The Merger. In accordance with the provisions of this Agreement and the NYBCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the "Merger"), the separate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New York. The Merger shall have the effects set forth in Section 906 of the NYBCL.

            Section 1.2. Effective Time of the Merger. The Merger shall become effective at the time of filing of, or at such later time specified in, a properly executed Certificate of Merger, in the form required by and executed in accordance with the NYBCL, filed with the Secretary of State of the State of New York in accordance with the provisions of Section 904 of the NYBCL. Such filing shall be made as soon as practicable after the Closing (as defined in Section 1.3). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

            Section 1.3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York, at 10:00 a.m., on the day on which all of the conditions set forth in Article VIII are satisfied or waived or on such other date and at such other time and place as Parent and the Company shall agree (such date, the "Closing Date").

                                   ARTICLE II

                            THE SURVIVING CORPORATION

            Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Micro Bio-Medics, Inc.".

            Section 2.2 By-Laws. The By-Laws of Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

            Section 2.3 Directors and Officers of Surviving Corporation.

            (a) The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

            (b) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE III

                              CONVERSION OF SHARES

            Section 3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

            (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b) and other than shares of Company Common Stock as to which appraisal rights shall have been duly demanded under the NYBCL ("Dissenting Shares")) shall be converted into the right to receive
      0.62 (the "Exchange Ratio") of a share of the Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock"), payable upon the surrender of the certificate formerly representing such share of Company Common Stock.

            (b) All shares of Company Common Stock that are held by the Company as treasury shares shall be canceled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

            (c) Each share of Common Stock, par value $.01 per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.03 per share, of the Surviving Corporation.

            (d) Each outstanding option to purchase Company Common Stock set forth on Schedule 4.2(b) (each, a "Company Stock Option") and each warrant to purchase Company Common Stock set forth on Schedule 4.2(b) (each, a "Company Warrant") shall be assumed by Parent as more specifically provided in Section 7.8.

            (e) The holders of Dissenting Shares, if any, shall be entitled to payment by the Surviving Corporation of the appraised value of such shares to the extent permitted by and in accordance with the provisions of
      Section 623 of the NYBCL; provided, however, that (i) if any holder of the Dissenting Shares shall, under the circumstances permitted by the NYBCL, subsequently deliver a written withdrawal of such holder's demand for appraisal of such shares, or (ii) if any holder fails to establish such holder's entitlement to rights to payment as provided in such Section 623, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 623, such holder or holders (as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into Parent Common Stock pursuant to Section 3.1(a) as of the Effective Time. The Surviving Corporation shall be solely responsible for, and shall pay out of its own funds, any amounts which become due and payable to holders of Dissenting Shares, and such amounts shall not be paid directly or indirectly by Parent.

            Section 3.2 Exchange of Company Common Stock; Procedures.

            (a) Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time.

            (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") that were converted pursuant to Section 3.1 into the right to receive shares of Parent Common Stock (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III and (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Article III.

            Section 3.3 Dividends; Transfer Taxes; Escheat. No dividends or distributions that are declared on shares of Parent Common Stock will be paid to persons entitled to receive certificates representing shares of Parent Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid, to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this

Agreement, and any holders of Company Common Stock who have not theretofore complied with this Article III shall look thereafter only to the Surviving Corporation for the shares of Parent Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares thereof to which they are entitled pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Common Stock for any shares of Parent Common Stock, any dividends or distributions thereon or any cash in lieu of fractional shares thereof delivered to a public official pursuant to applicable abandoned property, escheat or similar laws upon the lapse of the applicable time periods provided for therein.

            Section 3.4 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of such holder's Certificates will be entitled to receive, and Parent will timely provide (or cause to be provided) to the Exchange Agent sufficient funds to make, a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder) and (ii) the average of the per share closing prices for Parent Common Stock on the Nasdaq National Market ("Nasdaq") for the five trading days immediately preceding the Effective Time. It is understood (i) that the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration and (ii) that no holder of Company Common Stock will receive cash in lieu of fractional shares of Parent Common Stock in an amount greater than the value of one full share of Parent Common Stock.

            Section 3.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III.

            Section 3.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behave or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Sub as follows:

            Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, prospects or properties of the Company and its Subsidiaries (as defined below) taken as a whole, or the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect"). As used in this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries.

            Section 4.2 Capitalization.

            (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share, of the Company (the "Company Preferred Stock"). As of the date hereof, (i) 5,072,848 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Preferred Stock are issued and outstanding, (iii) Company Stock Options to acquire 1,842,668 shares of Company Common Stock are outstanding under all stock option plans of the Company or otherwise, (iv) Company Warrants to acquire 106,420 shares of Company Common Stock are outstanding, and (v) 2,524,090 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Options, the Company Warrants and all other Rights (as hereinafter defined) to purchase or otherwise receive capital stock or other securities of the Company. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable.

            (b) Except as set forth on Schedule 4.2(b), (i) there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement (including, without limitation, pursuant to any employee benefit plan) of any kind (collectively, "Rights") to purchase or otherwise to receive from the Company or any of its Subsidiaries, any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries or to require the Company or any of its Subsidiaries to purchase any such security, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The conversion of the Company Stock Options provided for in Section 7.8 of this Agreement is in accordance with the respective terms of the Company Stock Options and the plans under which they were issued.

            (c) Since December 1, 1995, except as set forth on Schedule 4.2(c), the Company has not in any manner accelerated or provided for the acceleration of the vesting or exercisability of, or otherwise modified the terms and conditions applicable to, any of the Company Stock Options, whether set forth in the governing stock option plans of the Company, a stock option grant, award or other agreement or otherwise. Except as set forth on Schedule 4.2(c), none of the awards, grants or other agreements pursuant to which Company Stock Options were issued have provisions which accelerate the vesting or right to exercise such options upon the execution of this Agreement (including the documents attached as Exhibits hereto), the consummation of the transactions contemplated hereby (or thereby) or any other "change of control" events.

            Section 4.3 Company Subsidiaries. Schedule 4.3 contains a complete and accurate list of all Subsidiaries of the Company. Each Subsidiary of the Company that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of the Company that is a partnership is duly formed and validly existing under the laws of its jurisdiction of formation. Each Subsidiary of the Company has the corporate power or the partnership power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation or a foreign partnership, as the case may be, authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. All of the outstanding shares of capital stock of the Subsidiaries of the Company that are corporations are validly issued, fully paid and nonassessable, except to the extent provided in
Section 630 of the NYBCL. All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company are owned by the Company or a Subsidiary of the Company, in each case, except as set forth in the Company SEC Reports (as hereinafter defined), free and clear of any liens, pledges, security interests, claims, charges or other encumbrances of any kind whatsoever ("Liens").

            Section 4.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its stockholders to be sought at the stockholders meeting contemplated by Section 7.4(a) with respect to this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            Section 4.5 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries,
(ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), except in connection with or in order to comply with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws, the By-Laws of the National Association of Securities Dealers (the "NASD"), the filing and recordation of a Certificate of Merger as required by the NYBCL, and filing with the New York Board of Pharmacy and with the New York State Department of Social Services (as required by 18 NYCRR Section 502.5(b), (iii) except as set forth on Schedule 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any material law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company, any of its Subsidiaries or any of their properties or assets.

            Section 4.6 Reports and Financial Statements. The Company has timely filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act or the Securities Act since December 1, 1993 (collectively, the "Company SEC Reports"), and has previously made available to Parent true and complete copies of all such Company SEC Reports. Such Company SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated (except as otherwise noted therein) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for each of the periods then ended, except that in the case of the unaudited consolidated financial statements included in any Form 10-Q, the presentation and disclosures conform with the applicable rules of the Exchange Act, but include all adjustments necessary to conform to GAAP requirements with respect to interim financial statements. Except as set forth on Schedule 4.6, since December 1, 1993, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company or any of its consolidated Subsidiaries.

            Section 4.7 Absence of Certain Changes or Events; Material Contracts. Except as set forth on Schedule 4.7 or in the Company SEC Reports, since December 1, 1995, (i) neither the Company nor any of its Subsidiaries has conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any actions that, if it had been in effect, would have violated or been inconsistent with the provisions of
Section 6.1 and (ii) there has not been any fact, event, circumstance or change affecting or relating to the Company or any of its Subsidiaries which has had or is reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 4.7, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any material Contract to which Parent or any of its Subsidiaries is a party, or require any payment to be made under any Contract to which the Parent or any of its Subsidiaries is a party.

            Section 4.8 Litigation. Except for litigation disclosed in the notes to the financial statements included in the Company's Annual Report to Stockholders for the year ended November 30, 1995 or in the Company SEC Reports filed subsequent thereto, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the outcome of which, in the reasonable judgment of the Company, is likely to have a Company Material Adverse Effect; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against the Company or any of its Subsidiaries having, or which is reasonably likely to have, a Company Material Adverse Effect.

            Section 4.9 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Reports or which were incurred after August 31, 1996 in the ordinary course of business and consistent with past practice, and except as set forth on Schedule 4.9, none of the Company and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would reasonably be expected to have a Company Material Adverse Effect.

            Section 4.10 No Default. Except as set forth on Schedule 4.10, neither the Company nor any Subsidiary of the Company is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter, by-laws or comparable organizational documents, (ii) any material Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (iii) any material order, writ, injunction or decree, or any material statute, rule or regulation, of any Governmental Entity applicable to the Company or any of its Subsidiaries.

            Section 4.11 Taxes.

            (a) The Company has heretofore delivered or made available to Parent true, correct and complete copies of the consolidated federal, state, local and foreign income, franchise sales and other Tax Returns (as hereinafter defined) filed by the Company and the Company Subsidiaries for each of the Company's years ended November 30, 1995, 1994, 1993, 1992 and 1991 inclusive. Except as set forth on Schedule 4.11, the Company has duly filed, and each Subsidiary has duly filed, all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by the Company or any of its Subsidiaries. All such Tax Returns are true, correct and complete, in all material respects, and the Company and its Subsidiaries have paid all Taxes (as hereinafter defined) shown on such Tax Returns and have made adequate provision for payment of all accrued but unpaid material Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. Except as set forth on Schedule 4.11, all material deficiencies assessed as a result of any examination of Tax Returns of the Company or any of its Subsidiaries by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of the Company in accordance with GAAP consistently applied, and true, correct and complete copies of all revenue agent's reports, "30-day letters," or "90-day letters" or similar written statements proposing or asserting any Tax deficiency against the Company or any of its Subsidiaries for any open year have been heretofore delivered to Parent. The Company has heretofore delivered or will make available to Parent true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreement or arrangements to which the Company or any of its Subsidiaries is a party. Except as set forth in Schedule 4.11, no material issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any subsequent period, could reasonably be expected to result in a proposed material deficiency for any such subsequent period. Except as disclosed in Schedule 4.11 hereof, neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statutory period of limitations applicable to any claim for any material Taxes.
Schedule 4.11 lists the consolidated federal income tax returns of the Company and its Subsidiaries that have been examined by and settled with the Internal Revenue Service (the "Service"). Except as set forth in Schedule 4.11, (i) no consent has been filed under Section 341(f) of the Code with respect to any of the Company or the Subsidiaries of the Company; (ii) neither the Company nor any of the Subsidiaries of the Company has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (iii) neither the Company nor any of the Subsidiaries of the Company has issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code. The Company and each Subsidiary of the Company have complied (and until the Effective

Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

            (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, gains, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

            Section 4.12 Title to Properties; Encumbrances. Except as described in the following sentence, each of the Company and its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of August 31, 1996 included in the Company's Quarterly Report on Form 10-Q for the period ended on such date (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since August 31, 19. None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) as specifically set forth in the Company SEC Reports; (ii) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Company or its Subsidiaries and have been duly reflected on their books and records and, with respect to reserves taken on or prior to August 31, 1996, the financial statements of the Company ("Proper Reserves"); (iii) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance as to which the Company and its Subsidiaries are not in default; (iv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business of the Company or its Subsidiaries; (v) judgment Liens listed on Schedule 4.12 that have been stayed or bonded and mechanics', workmen's, materialmen's or other like liens with respect to obligations which are not due or which are being contested in good faith by the Company or its Subsidiaries and as to which they have taken Proper Reserves; and (vi) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not materially impair the operations of any of the Company and its Subsidiaries.

            Section 4.13 Intellectual Property.

            (a) Except as set forth on Schedule 4.13(a), the Company and its Subsidiaries are the sole and exclusive owners of all material patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks and registrations for and applications for registration of trademarks, service marks and copyrights, and are the sole and exclusive owners of, or have an irrevocable, royalty free right to use, all material technology and know-how, trade secrets, rights in computer software and other proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, in each case used or held for use in connection with the businesses of the Company or any of its Subsidiaries as currently conducted (collectively, the "Intellectual Property"), free and clear of all Liens except as set forth on Schedule 4.13(a) and except minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the Intellectual Property subject thereto and do not impair in any material respect the operations of any of the Company and its Subsidiaries.

            (b) All outstanding registrations and applications for Intellectual Property (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any pending, or, to the knowledge of the Company, threatened legal or governmental proceeding before any registration authority in any jurisdiction.

            (c) To the knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. The conduct of the businesses of the Company and its Subsidiaries as currently conducted (collectively, the "Business") does not conflict with or infringe in any way any proprietary right of any third party, which conflict or infringement would have a Company Material Adverse Effect, and there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

            Section 4.14 Compliance with Applicable Law. Except as set forth on
Schedule 4.14 or as disclosed in the Company SEC Reports, (i) the Company and its Subsidiaries hold, and are in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and presently proposed conduct of their respective businesses ("Company Permits"), (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other material impairment of any material Company Permits, (iii) the businesses of the Company and its Subsidiaries are not being conducted in violation, in any material respect, of any material applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity ("Applicable Law"), and (iv) to the knowledge of the Company, (x) no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened or has been undertaken within the past six years, and (y) no Governmental Entity has indicated an intention to conduct the same.

            Section 4.15 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by the Company for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or its representatives for inclusion in the Proxy Statement or with respect to information concerning Parent or any of its Subsidiaries incorporated by reference in the Proxy Statement.

            Section 4.16 Employee Benefit Plans; ERISA.

            (a) Schedule 4.16 hereto sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained, or was maintained at any time during the five (5) calendar years preceding the date of this Agreement (the "Company Plans"), by the Company or by any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

            (b) Each of the Company Plans that is subject to ERISA is and has been in compliance with ERISA and the Code in all material respects; each of the Company Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; no Company Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any Company ERISA Affiliate has incurred, directly or indirectly, any material liability (including any material contingent liability) to or on account of a Company Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Company Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Company Plan; and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring a liability to or on account of a Company Plan pursuant to Title IV of ERISA.

            (c) The current value of the assets of each of the Company Plans that are subject to Title IV of ERISA, based upon the actuarial assumptions (to the extent reasonable) presently used by the Company Plans, exceeds the present value of the accrued benefits under each such Company Plan; no Company Plan is a multiemployer plan (within the meaning of Section

4001(a)(3) of ERISA) and no Company Plan is a multiple employer plan as defined in Section 413 of the Code; and all material contributions or other amounts payable by the Company as of the Effective Time with respect to each Company Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Company. To the knowledge of the Company, there are no material pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto.

            (d) Neither the Company nor any Company ERISA Affiliate, nor any Company Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company ERISA Affiliate, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust could be subject to either a material civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. No Company Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by applicable law or
(ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA).

            Section 4.17 Environmental Laws and Regulations. (a) Except as set forth on Schedule 4.17(a): (i) the Company and its Subsidiaries are and have been, in all material respects, in compliance with, and there are no outstanding allegations by any person or entity that the Company or its Subsidiaries has not been in compliance with, all material applicable laws, rules, regulations, common law, ordinances, decrees, orders or other binding legal requirements relating to pollution (including the treatment, storage and disposal of wastes and the remediation of releases and threatened releases of materials), the preservation of the environment, and the exposure to materials in the environment or work place ("Environmental Laws") and (ii) the Company and its Subsidiaries currently hold all material permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for the Company and its Subsidiaries to operate their businesses as currently conducted.

            (b) Except as set forth on Schedule 4.17(b), to the knowledge of the Company (and without special investigation for purposes hereof) (i) there is no friable asbestos-containing material in or on any real property currently owned, leased or operated by the Company or its Subsidiaries and (ii) there are and have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently owned, leased or operated by the Company or its Subsidiaries.

            (c) Except as set forth on Schedule 4.17(c), (i) neither the Company nor its Subsidiaries has received (x) any written communication from any person stating or alleging that any of them may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and

Liability Act of 1980, as amended) with respect to any actual or alleged environmental contamination or (y) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (ii) none of the Company, its Subsidiaries or any Governmental Entity is conducting or has conducted (or, to the knowledge of the Company, is threatening to conduct) any environmental remediation or investigation.

            Section 4.18 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of the Company Common Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company, at a meeting duly called and held on March 7, 1997, unanimously (i) approved this Agreement and the Proxy and Option Agreement, (ii) determined that the transactions contemplated hereby and thereby are fair to and in the best interests of the holders of Company Common Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to such holders for approval and adoption. The resolutions of the Company's Board of Directors taking the actions described in the preceding sentence have not been rescinded, withdrawn, amended or otherwise modified, remain in full force and effect, and constitute the only action of such Board of Directors with respect to the Merger or the other transactions contemplated by this Agreement.

            Section 4.19 Opinion of Financial Advisor. The Company has received the opinion of Houlihan, Lokey, Howard & Zukin, Inc., dated March 7, 1997, substantially to the effect that the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

            Section 4.20 Accounting Matters. None of the Company, any of its Subsidiaries or any of their respective directors, officers or stockholders has taken any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

            Section 4.21 NYBCL Section 912. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement and the Proxy and Option Agreement, and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and any of such other transactions the provisions of Section 912 of the NYBCL.

            Section 4.22 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization and, to the knowledge of the Company, there is no activity involving any employees of the Company or its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

            Section 4.23 Affiliate Transactions. Except as set forth in Schedule
4.23 or as disclosed in the Company SEC Reports, there are no Contracts or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

            Section 4.24 Brokers. Except for its financial advisors, Houlihan, Lokey, Howard & Zukin, Inc., Bangert, Dawes, Reade, Davis & Thom, Incorporated, and Royce Investment Group, Inc. no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, and the Company has delivered to the Parent true, complete and correct copies of (or, in the case of any oral agreement or arrangement, a true, complete and correct summary of) each agreement or arrangement pursuant to which either of such advisors is entitled to any such fee or commission.

            Section 4.25 Tax Matters. The Company knows of no fact or circumstance which is reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

            Section 4.26 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company or to be incurred after the date hereof (in each case net of the applicable reserves reflected or, with respect to future accounts and notes receivable, to be reflected on the books and records of the Company and in the financial statements included in the Company's SEC reports): (i) represent or will represent sales actually made or to be made in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute or will constitute valid claims, and (iii) are, or upon incurrence will be, good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

            Section 4.27 Inventory. All inventory of the Company and its Subsidiaries is (net of the applicable reserves reflected on the books and records of the Company and inthe financial statements included in the Company's SEC reports) of merchantable quality, free of defects in workmanship or design and is usable and salable at normal profit margins and in accordance with historical sales practices in the ordinary course of the business of the Company and its Subsidiaries. The Inventory (net of such reserves) does not include any items which are obsolete, damaged, excessive, below standard quality or slow moving (i.e., items that are for discontinued or expected to be discontinued product lines, or items that have not been used or sold within 12 months prior to the date hereof).

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

            Parent represents and warrants to the Company as follows:

            Section 5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a material adverse effect individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, prospects or properties of Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect"). Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation. Schedule
5.1 contains a complete and accurate list of all Subsidiaries of Parent.

            Section 5.2 Capitalization.

            (a) The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share, of Parent ("Parent Preferred Stock"). As of the date hereof, (i) approximated 23,282,000 shares of Parent Common Stock are issued and outstanding, (ii) no shares of Parent Preferred Stock are issued and outstanding, (iii) options to acquire approximately 800,000 shares of Parent Common Stock (the "Parent Stock Options") are outstanding under all stock option plans of Parent, and (iv) approximately 800,000 shares of Parent Common Stock are reserved for issuance pursuant to the Parent Stock Options and all other Rights to purchase or otherwise receive capital stock or other securities of Parent. All of the outstanding shares of capital stock of Parent are, and the shares of Parent Common Stock issuable in exchange for shares of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

            (b) The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, of which 1,000 shares, as of the date hereof, were issued and outstanding. All of such outstanding shares are owned by Parent, and are validly issued, fully paid and nonassessable.

            (c) Except as disclosed in this Section 5.2, (i) there are no outstanding Rights to purchase or otherwise to receive from Parent or Sub any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of Parent or Sub, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and

(iii) there is no voting trust or other agreement or understanding to which Parent or Sub is a party or is bound with respect to the voting of the capital stock of Parent or Sub.

            (d) Parent and its subsidiaries do not beneficially own any shares of the Company's voting stock and, to Parent's knowledge, none of its affiliates or associates (as such terms are defined in Section 912 of the NYBCL) beneficially own any shares of the Company's voting stock.

            Section 5.3 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the transactions contemplated on its part hereby have been duly authorized by their respective Boards of Directors, and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or for Parent and Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

            Section 5.4 Consents and Approvals No Violations. Neither the execution, delivery and performance of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of Parent or of Sub, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity except in connection with or in order to comply with the applicable provisions of the HSR Act, the Securities Act, the Exchange Act, state securities or "blue sky" laws, the By-Laws of the NASD, and the filing and recordation of a Certificate of Merger as required by the NYBCL, (iii) except as set forth on Schedule 5.4 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent or Sub is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any material law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any of their properties or assets.

            Section 5.5 Reports and Financial Statements. Parent has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act since November 3, 1995 (collectively, the "Parent SEC Reports"), and has previously made available to the Company true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for each of the periods then ended, except that in the case of the unaudited consolidated financial statements included in any Form 10-Q, the presentation and disclosures conform with the applicable rules of the Exchange Act, but include all adjustments necessary to conform to GAAP requirements with respect to interim financial statements. Since December 31, 1995, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Parent or, except as set forth on Schedule 5.5, any of its consolidated Subsidiaries.

            Section 5.6 Absence of Certain Changes or Events; Material Contracts. Except as set forth in the Parent SEC Reports, since September 29, 1996, (i) Parent has not conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any of the actions set forth in Section 6.2(b) and (ii) there has not been any fact, event, circumstance or change affecting or relating to Parent and its Subsidiaries which has had or is reasonably likely to have a Parent Material Adverse Effect.

            Section 5.7 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by Parent or Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company or its respective representatives for inclusion in the Registration Statement or the Proxy Statement or with respect to information concerning the Company or any of its Subsidiaries incorporated by reference in the Registration Statement or the Proxy Statement.

            Section 5.8 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in Parent's consolidated financial statements (or reflected in the notes thereto) included in the Company SEC Reports or which were incurred after September 30, 1996 in the ordinary course of business and consistent with past practice, and except as set forth on Schedule 5.8, none of Parent and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Parent Material Adverse Effect.

            Section 5.9 Compliance with Applicable Law. Except as set forth on
Schedule 5.9 or as disclosed in the Parent SEC Reports, (i) the Parent and its Subsidiaries hold, and are in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and presently proposed conduct of their respective businesses ("Parent Permits"), (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to Parent's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other material impairment of any material Parent Permits, (iii) the businesses of Parent and its Subsidiaries are not being conducted in violation of Applicable Law, and (iv) to the knowledge of Parent, (x) no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or threatened and (y) no Governmental Entity has indicated an intention to conduct the same.

            Section 5.10 Litigation. Except for litigation disclosed in the notes to the financial statements included in Parent's Annual Report to Stockholders for the year ended December 31, 1995 or in Parent SEC Reports filed subsequent thereto, there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, the outcome of which, in the reasonable judgment of Parent, is likely to have a Parent Material Adverse Effect; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against Parent or any of its Subsidiaries having, or which is reasonably likely to have, a Parent Material Adverse Effect.

            Section 5.11 Opinion of Financial Advisor. Parent has received the opinion of Tanner & Co., Inc., dated March 7, 1997, substantially to the effect that the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Parent Common Stock from a financial point of view, a copy of which opinion has been delivered to the Company.

            Section 5.12 Accounting Matters. None of the Parent, any of its Subsidiaries or any of their respective directors, officers or stockholders has taken any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

            Section 5.13 Tax Matters. Parent knows of no fact or circumstance which is reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

            Section 5.14 Brokers. Except for its financial advisor, Tanner & Co., Inc., no broker, finder or financial advisor is entitled to any brokerage finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

            Section 5.15 No Default. Neither Parent nor any Subsidiary of Parent is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter, by-laws or comparable organizational documents, (ii) any material Contract to which Parent or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (iii) any material order, writ, injunction or decree, or any material statute, rule or regulation, of any Governmental Entity applicable to Parent or any of its Subsidiaries.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

            Section 6.1 Conduct of Business by the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless Parent shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

            (a) the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use, and cause each of its Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

            (b) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) amend its charter, bylaws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

            (c) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement, or amend any outstanding Company Stock Option, Company Warrant or other Right, except that the Company may amend the terms of the Company Stock Options set forth on Schedule 4.2(b) under the heading "1987 Plan" to provide that the holders thereof may exercise such options prior to their expiration dates regardless of whether such holders are then serving as directors of the Company; (ii) merge or consolidate with another entity; (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization (except for such potential acquisitions, and on substantially such terms, as have been described in a letter executed and delivered by the Company and Parent simultaneously with the execution and delivery of this Agreement and provided that the Company keeps Parent informed as to the status of all negotiations with respect thereto (including any termination of such negotiations) and gives Parent prior notice of the consummation of any such acquisition and the signing of any agreement with respect thereto) or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice; (iv) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice; (v) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of the Company or customers, in each case in the ordinary course of business and consistent with past practice; (vii) make, extend or modify in any material respect any loans, advances or capital contributions to, or investments in, any other person, other than to Subsidiaries of the Company or loans to employees of the Company or any of its Subsidiaries, in an aggregate amount not exceeding $25,000, for such reasons, and on such terms and conditions, as are consistent with past practice; (viii) authorize or make capital expenditures in excess of the respective amounts set forth on Schedule 6.1 hereto; (ix) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; or (x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (d) the Company shall not, nor shall it permit its Subsidiaries to,
(i) adopt, enter into, terminate or amend (except as may be required by Applicable Law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in compensation in the ordinary course of business consistent with past practice and accrued and unpaid bonuses in respect of the Company's fiscal year ended November 30, 1996 that are consistent with past practice and have been properly accrued and reflected on the Company's books and records, or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan (including the Company Stock Options);

            (e) the Company shall not, nor shall it permit its Subsidiaries to, take any action with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP; and

            (f) the Company shall not (i) take any action or allow any action to be taken by any of its Subsidiaries or affiliates which would jeopardize the treatment of Parent's acquisition of the Company as a pooling of interests for accounting purposes; or (ii) take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

            Section 6.2 Conduct of Business by Parent Pending the Merger. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the Company shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

            (a) Parent shall conduct its business and the business of its Subsidiaries in a manner designed, in the good faith judgment of its Board of Directors, to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and its Subsidiaries;

            (b) Parent shall not (i) split, combine or reclassify any shares of its outstanding capital stock; or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property;

            (c) Parent shall not authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or convertible into any shares of, its capital stock, except for (i) the issuance of shares of Parent Common Stock (x) upon the exercise of Parent Stock Options or other Rights outstanding on the date of this Agreement or (y) upon the exercise of Rights described in the immediately following clause (ii), (ii) the issuance of Rights pursuant to existing employee benefit plans or arrangements in a manner consistent with past practice, and (iii) the issuance of shares of Parent Common Stock in connection with arms' length acquisitions with non-affiliates; and

            (d) Except as described on Schedule 6.2(d), Parent shall not, nor shall it permit any of its Subsidiaries to, (i) amend its charter, bylaws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, or (iii) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries.

            Section 6.3 Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. It is understood that Sub was formed by Parent solely for the purpose of effecting the Merger, and that Sub will have no material assets and no material liabilities prior to the Merger. Parent shall cause Sub to perform its obligations under this Agreement.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

            Section 7.1 Access and Information. Each of the Company and Parent shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other and to the other's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access, during normal business hours throughout the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement, to all of its books and records and its properties, plants and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation pursuant to this
Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Unless otherwise required by law, each of Parent and the Company agrees that it (and its respective Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information so acquired in accordance with the terms of the confidentiality agreement between Parent and the Company executed in November 1996 (the "Confidentiality Agreement").

            Section 7.2 No Solicitation.

            (a) Prior to the Effective Time, the Company agrees that neither it, any of its Subsidiaries or its affiliates, nor any of the respective directors, officers, employees, affiliates, agents or representatives of the foregoing (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to or which may reasonably be expected to lead to, any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company (other than any acquisition by the Company permitted under Section 6.1(c)) or the acquisition of all or any significant assets or capital stock of the Company or any Subsidiary of the Company taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any corporation, partnership, person, other entity or group (as defined in Section 13(d)(2) of the Exchange Act) (other than Parent and its representatives) in furtherance of such inquiries or with respect to any Acquisition Transaction, or endorse any Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that the Company may, in response to an unsolicited written proposal from a third party, furnish information to and engage in discussions with such third party, in each case only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisor, Houlihan, Lokey, Howard & Zukin, Inc., and after reviewing the advice of outside counsel to the Company, that such action is reasonably likely to be required by the fiduciary duties of the Board of Directors and, prior to taking such action, the Company (i) provides reasonable notice to Parent to the effect that it is taking such action and (ii) receives from such corporation, partnership, person or other entity or group (and delivers to Parent) an executed confidentiality agreement in reasonably customary form. The Company agrees that as of the date hereof, it, its Subsidiaries and affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to immediately advise Parent in writing of any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its Subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a corporation, partnership, person or other entity or group (other than Parent and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Parent's request, the status thereof, as well as any actions taken or other developments pursuant to this Section 7.2(a). Notwithstanding anything in the foregoing provisions of the Section 7.2(a) to the contrary: (i) the Company shall not disclose any information received by it or any of its directors, officers, employees, agents or representatives pursuant to the Confidentiality Agreement or any other confidentiality or other similar agreement between the Company and Parent to any person in violation of such agreement and (ii) the Company shall not be obligated to disclose to Parent any confidential information provided to the Company by any third party in violation of any confidentiality agreement between the Company and such third party provided for in this Section 7.2.

            (b) Except as set forth in this Section 7.2(b), the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Sub, the approval or recommendation by the Board of Directors of this Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Transaction or (iii) cause the Company to enter into any agreement with respect to any Acquisition Transaction. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisor, Houlihan, Lokey, Howard & Zukin, Inc., and after reviewing the advice of outside counsel to the Company, that such action is reasonably likely to be required by the fiduciary duties of the Board of Directors, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend an Acquisition Transaction or cause the Company to enter into an agreement with respect to an Acquisition Transaction, provided, in each case, that such Board determines in its good faith reasonable judgment, by a majority vote after consultation with its financial advisor and after reviewing the advice of outside counsel to the Company, that the Acquisition Transaction is more favorable to the stockholders of the Company than the Merger. The Company shall provide reasonable prior notice to the Parent or the Sub to the effect that it is taking such action.

            Section 7.3 Registration Statement. As promptly as practicable, Parent and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement and Parent in consultation with the Company shall prepare and file with the SEC the Registration Statement. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable. Parent shall also use its reasonable best efforts to take any action required to be taken under state securities or "blue sky" laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement in the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock, and Parent shall furnish the Company with all information concerning Parent and the holders of its capital stock and shall take such other action as the Company may reasonably request in connection with the Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to Parent, any Subsidiary of Parent, the Company, any

Subsidiary of the Company, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

            Section 7.4 Proxy Statements; Stockholder Approval.

            (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of and, as soon as practicable following the date upon which the Registration Statement becomes effective, hold a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, except as otherwise provided in Section 7.2(b), (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval.

            (b) The Company, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to its stockholders.

            (c) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Secretary setting forth the voting results from its stockholder meeting.

            Section 7.5 Compliance with the Securities Act.

            (a) At least 10 days prior to the Effective Time, the Company shall cause to be delivered to Parent a list identifying all persons who were at the record date for its stockholders' meeting convened in accordance with Section
7.4 hereof, "affiliates" of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

            (b) The Company shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in
Section 7.5(a) above to deliver to Parent (with a copy to the Company), at least 10 days prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit B (the "Affiliate Agreement").

            (c) If any Affiliate of the Company refuses to provide an Affiliate Agreement, Parent may place appropriate legends on the certificates evidencing the shares of Parent Common Stock to be received by such Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock to the effect that the shares of Parent Common Stock received by such Affiliate pursuant to this Agreement only may be sold, transferred or otherwise conveyed (i) pursuant to an effective registration statement under the Securities Act, (ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another exemption under the Securities Act.

            Section 7.6 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Without limiting the generality of the foregoing, as promptly as practicable, the Company, Parent and Sub shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to the Confidentiality Agreement, the Company will furnish to Parent and Sub, and Parent and Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to the Confidentiality Agreement, the Company will provide Parent and Sub, and Parent and Sub will provide the Company, with copies of all material written correspondence, filings and communications (or memoranda setting forth the substance thereof) between such party or any of its representatives and any Governmental Entity, with respect to the obtaining of any waivers, consent or approvals and the making of any registrations or filings, in each case that is necessary to consummate the Merger and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of Parent and the Surviving Corporation shall take all such necessary action.

            Section 7.7 Proxy and Option Agreement. Concurrently herewith, and as an essential inducement for Parent's entering into this Agreement, Parent and Sub are entering into the Proxy and Option Agreement with certain holders of Company Common Stock with respect to all such shares of Company Common Stock held by such holders.

            Section 7.8 Company Stock Options. To the extent permitted by the respective terms of the Company Stock Options and the plans under which they were issued and the respective terms of the Company Stock Warrants, at the Effective Time, each of the Company Stock Options (and, solely with respect to such options, the applicable option plans pursuant to which such options were issued) and each of the Company Warrants which is outstanding immediately prior to the Effective Time and listed on Schedule 4.2(b) shall be assumed by Parent on the terms set forth herein and converted automatically into an option or a warrant, as the case may be, to purchase shares of Parent Common Stock (each, a "Converted Option" or a "Converted Warrant", as the case may be) in an amount and at an exercise price determined as provided below:

            (a) The number of shares of Parent Common Stock to be subject to a Converted Option or a Converted Warrant shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original option or warrant and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

            (b) The exercise price per share of Parent Common Stock under a Converted Option or a Converted Warrant shall be equal to the exercise price per share of Company Common Stock under the original option or warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be modified to the extent required to comply with Section 424(a) of the Code and the applicable Treasury Regulations. After the Effective Time, each Converted Option shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, except that all references to the Company shall be deemed to be references to Parent. Parent shall file with the SEC a registration statement on Form S-8 (or other appropriate form) and shall take any action required to be taken under state securities "blue sky" laws for purposes of registering all shares of Parent Common Stock issuable after the Effective Time upon exercise of the Converted Options, and use all reasonable efforts to have such registration statement (or a successor or replacement registration statement) become effective with respect thereto as promptly as practicable after the Effective Time and to remain in effect while any of the Converted Options remain exercisable. Parent shall reserve for issuance in connection with the exercise of Converted Options such number of shares of Parent Common Stock as shall be required to be issued upon such exercise.

            Section 7.9 Public Announcements. Each of Parent, Sub and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with any national securities exchange or quotation system and (ii) the party making such disclosure has first used its reasonable best efforts to consult with (but not obtain the consent of) the other party about the form and substance of such disclosure.

            Section 7.10 Expenses. Except as otherwise set forth in Section 9.2(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement (including the Exhibits hereto) and the transactions contemplated hereby (and thereby) shall be paid by the party incurring such expenses, except that (i) the filing fee in connection with filings under the HSR Act, (ii) the expenses incurred in connection with printing the Registration Statement and the Proxy Statement and (iii) the filing fee with the SEC relating to the Registration Statement or the Proxy Statement will be shared equally by Parent and the Company.

            Section 7.11 Listing Application. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger (as well as the shares of Parent Common Stock issuable after the Effective Time upon exercise of the Parent Options) to be listed for quotation and trading on the Nasdaq National Market.

            Section 7.12 Supplemental Disclosure. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.12 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

            Section 7.13 Letters of Accountants.

            (a) Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of BDO Seidman, LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to a date within two business days prior to the Effective Time.

            (b) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of Miller, Ellin & Company, the Company's independent auditors, dated a date within two business days before the date on which the Registration State shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to a date within two business days prior to the Effective Time.

            Section 7.14 Recruitment. Prior to the Effective Time, and, if this Agreement is terminated by the Company pursuant to Section 9.1(e)(i) or 9.1(e)(ii), prior to the first anniversary of the date of such termination, neither Parent nor any of its Subsidiaries shall hire or solicit the employment of any employee of the Company or any of its Subsidiaries. Prior to the Effective Time and, if this Agreement is terminated by Parent pursuant to
Section 9.1(d)(i) or 9.1(d)(ii) prior to the first anniversary of such termination, neither the Company nor any of its Subsidiaries shall hire or solicit the employment of any employee of Parent or any of its Subsidiaries. If this Agreement terminates without the Merger being consummated except as provided in the preceding sentences of this Section 7.14, neither Parent nor its Subsidiaries, on the one hand, nor the Company nor its Subsidiaries, on the other, will hire or solicit the employment of any employee of any of the others, for a period of six months from the date of such termination.

            Section 7.15 Indemnification.

            (a) For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company and its Subsidiaries (each, an "Indemnified Party") against any and all losses, costs, damages, claims and liabilities (including reasonable attorneys' fees) arising out of the Indemnified Party's service or services as a director, officer, employee or agent of the Company or, if at the Company's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by or related to this Agreement) to the fullest extent permitted under New York Law and the Company's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation, action, claim or proceeding and whether or not Parent or Surviving Corporation is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification and subject to the applicable requirements of the NYBCL, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Surviving Corporation and reasonably acceptable to the Indemnified Party.

            (b) The Surviving Corporation or the Parent shall maintain in effect (for at least six years from the Effective Time in the case of claims made policies) directors' and officers' liability insurance policies providing coverage in an aggregate amount of at least $10,000,000 and with a carrier(s) having a Best rating at least equal to the Best rating of the current carrier(s) covering directors and officers of the Company serving as of or after December 1, 1990 with respect to claims arising from occurrences prior to or at the Effective Time (including the transactions contemplated by or related to this Agreement).

            (c) If Parent or the Surviving Corporation or any successors or assigns shall transfer all or substantially all of its assets to any person or entity, then and in each case, proper provision shall be made so that the assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.15.

            (d) The provisions of this Section 7.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her respective heirs and representatives.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

            Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) HSR Approval. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

            (b) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote (as described in Section 4.18) of the stockholders of the Company, in accordance with applicable law.

            (c) Nasdaq Listing. The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement in the Merger shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

            (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

            (e) No Order. No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

            (f) Approvals. Other than the filing of Merger documents in accordance with the NYBCL, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain, make or occur would, individually or in the aggregate, have a material adverse effect at or after the Effective Time on Parent and its Subsidiaries including the Surviving Corporation and its Subsidiaries, shall have been obtained, been filed or have occurred. Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Parent Common Stock pursuant to this Agreement in the Merger.

            (g) Litigation. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the transactions contemplated hereby, including the consummation of the Merger or has the effect of making the Merger illegal and which is in effect at the Effective Time (each party agreeing to use its best efforts to have any such injunction or order lifted).

            (h) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the Merger illegal.

            (i) Market Events. There shall not have occurred and be continuing any general suspension or limitation of trading in Parent Common Stock (exclusive, however, of any temporary suspension pending an ensuing public announcement) or in securities generally on Nasdaq.

            (j) Tax Opinion. The Company shall have received the opinion of Cummings & Lockwood, counsel to the Company, which opinion shall be reasonably satisfactory to Parent, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall be dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of the Company and shall have not have been withdrawn or modified in any material respect. Such opinion may be based, as to the matters of fact set forth in such certificates, on certificates of officers of the Company and Parent and of other appropriate persons that are provided to Parent.

            Section 8.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

            (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of the Company set forth in this Agreement does not and would not reasonably be expected to have a Company Material Adverse Effect and (ii) the representations and warranties of the Company that are qualified with reference to a Company Material Adverse Effect or materiality shall, subject to such qualification, be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

            (b) Performance of Obligations of the Company. Each of the Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

            (c) Affiliate Agreements. Parent shall have received the Affiliate Agreements from each of the Affiliates of the Company, as contemplated in
      Section 7.5.

            (d) "Pooling Letter." Parent shall have received from BDO Seidman, LLP a letter, dated the Closing Date and addressed to Parent, to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes in accordance with GAAP, and Parent shall have received from the Company, with the consent of Miller, Ellin & Company, a copy of a letter, dated the Closing Date, of Miller, Ellin & Company addressed to the Company to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests for financial reporting purposes in accordance with GAAP.

            (e) Letters of Resignation. Parent and Sub shall have received letters of resignation addressed to the Company from the members of the Company's board of directors, which resignations shall be effective as of the Effective Time.

            (f) Dissenting Shares. The aggregate number of shares of Company Common Stock into which all Dissenting Shares are convertible shall not constitute more than 9% of the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (calculated assuming no dilution).

            (g) Legal Opinion. Parent shall have received opinions, dated the Closing Date, of Otterbourg, Steindler, Houston & Rosen, P.C. and Lester Morse, P.C. substantially to the effect set forth in Exhibit C hereto, subject to assumptions, qualifications and limitations reasonably satisfactory to Parent, which opinions shall be reasonably satisfactory to Parent.

            (h) The Company's 1996 Directors' Retirement Plan shall have terminated and neither the Company, Parent nor any of their respective Subsidiaries shall have any liability or obligation to any person arising under or in respect of such plan.

            Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of Parent set forth in this Agreement does not and will not have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent contained in this Agreement that are qualified with reference to a Parent Material

      Adverse Effect or materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

            (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

            (c) Legal Opinion. The Company shall have received an opinion, dated the Closing Date, of Proskauer Rose Goetz & Mendelsohn LLP, reasonably satisfactory to the Company, substantially to the effect set forth in Exhibit D hereto.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

            (a) by mutual consent of Parent and the Company;

            (b) by either Parent or the Company, if (i) the Merger shall not have been consummated before September 30, 1997, or (ii) the approval of the stockholders of the Company required by Section 4.18 shall not have been obtained at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 9.1(b), the failure to so consummate the Merger by such date or to obtain such stockholder approval shall have been caused by the action or failure to act of the party (or its Subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

            (c) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used all reasonable efforts to remove such injunction or overturn such action;

            (d) by Parent, if (i) there has been a breach of any representations or warranties of the Company set forth herein the effect of which, individually or together with all other such breaches, is a Company Material Adverse Effect, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, (iii) the Board of Directors of the Company (x) withdraws or amends or modifies in a manner materially adverse to Parent or Sub its recommendation or approval in respect of this Agreement or the Merger, (y) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or (z) takes any action that would be prohibited by Section 7.2, (iv) any corporation, partnership, person or other entity or group ("Acquiring Person") other than Parent, or any affiliate or Subsidiary of Parent, shall have become the beneficial owner of more than 20% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however that "Acquiring Person" shall not include any corporation, partnership, person, other entity or group which beneficially owns as of the date hereof (either on a primary or a fully diluted basis) more than 20% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) and which has not after the date hereof increased such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis), or (v) any other Acquisition Transaction shall have occurred with any Acquiring Person other than Parent, or any affiliate or Subsidiary of Parent;

            (e) by the Company, if (i) there has been a breach of any representations or warranties of Parent set forth herein the effect of which, individually or together with all other such breaches, is a Parent Material Adverse Effect, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent or (iii) such termination is necessary to allow the Company to enter into an Acquisition Transaction in accordance with
      Section 7.2(b); and

            (f) by Parent, if the meeting of stockholders of the Company to vote upon this Agreement is canceled or is otherwise not held prior to August 31, 1997 except as a result of a judgment, injunction, order or decree of any competent authority or events or circumstances beyond the reasonable control of the Company.

            Section 9.2 Effect of Termination.

            (a) In the event of termination of this Agreement pursuant to this
Article IX, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 9.2, Section 7.1, Section 7.10 and Section 7.14.

            (b) If (x) Parent shall have terminated this Agreement pursuant to Sections 9.1(d)(iii), 9.1(d)(iv) or 9.1(d)(v) or (y) either (1) Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(b) or (2) Parent shall have terminated this Agreement pursuant to Section 9.1(d)(i), 9.1(d)(ii) or 9.1(f) and, prior to or within one (1) year after any termination described in this clause (y), the Company (or any of its Subsidiaries) shall have directly or indirectly entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction or (z) the Company shall have terminated this Agreement pursuant to
Section 9.1(e)(iii), then, in any of such cases, the Company shall pay Parent
(A) a termination fee of five million dollars ($5,000,000), plus (B) an amount equal to Parent's actual, documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses; provided, however, that any liquidated damage amounts previously paid by the Company to Parent pursuant to Section 9.2(c) shall be credited against the termination fee payable under this Section 9.2(b); provided further, however, that no amounts paid in respect of expenses pursuant to Section 9.2(c) shall be credited against any additional expenses covered hereunder and not previously paid under Section 9.2(c). Any fees or amounts payable under this
Section 9.2(b) shall be paid in same day funds no later than: (i) two business days after a termination described in clause (x) of this Section 9.2(b); (ii) concurrently with or prior to the entering into of the definitive agreement for, or the consummation of, such Acquisition Transaction, in the case of a termination described in clause (y) of this Section 9.2(b); or (iii) concurrently with or prior to a termination described in clause (z) of this
Section 9.2(b).

            (c) If Parent shall have terminated this Agreement pursuant to Sections 9.1(d)(i), 9.1(d)(ii) or 9.1(f), then, in any of such cases, the Company shall pay to Parent as liquidated damages and not as a penalty, three million dollars ($3,000,000). Such liquidated damage amount shall be payable no later than two business days after such termination.

            (d) If the Company shall have terminated this Agreement pursuant to Section 9.1(e)(i) or 9.1(e)(ii), then, in either such case, Parent shall pay to the Company as liquidated damages and not as a penalty, three million dollars ($3,000,000). Such liquidated damage amount shall be payable no later than two business days after such termination.

                                    ARTICLE X

                               GENERAL PROVISIONS

            Section 10.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Sub and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which under applicable law requires the approval of such stockholders, without the further approval of such stockholders.

            Section 10.2 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

            Section 10.3 Survivability; Investigations. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

            Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof. Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

      (a)   If to Parent or Sub, to:

            Henry Schein, Inc.
            135 Duryea Road
            Melville, New York 11747
            Fax:  (516) 843-5675

            Attention:  Mark E. Mlotek, Esq.

            with a copy to:

            Proskauer Rose Goetz & Mendelsohn LLP
            1585 Broadway
            New York, New York 10036
            Fax:  (212) 969-2900

            Attention:  Robert A. Cantone

      (b)   if to the Company, to:

            Micro Bio-Medics, Inc.
            864 Pelham Parkway
            Pelham Manor, New York 10803
            Fax:  (914) 738-9538

            Attention:  Bruce J. Haber, Esq.

            with a copy to:

            Otterbourg, Steindler, Houston & Rosen, P.C.
            230 Park Avenue
            New York, New York 10169
            Fax:  (212) 682-6104

            Attention: Donald N. Gellert, Esq.

            Section 10.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. The term "person" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a Governmental Entity or an unincorporated organization.

            Section 10.6 Entire Agreement; Assignment. This Agreement (including the Schedules and other documents and instruments referred to herein), together with the Proxy and Option Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

            Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law, except to the extent relating to matters governed by the General Corporation Law of the State of Delaware.

            Section 10.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

            Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

            IN WITNESS WHEREFORE, each of Parent, Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                         HENRY SCHEIN, INC.


                                         By: /s/ Mark Mlotek
                                            ----------------------------
                                             Name:
                                              Title:


                                         MICRO BIO-MEDICS, INC.


                                         By: /s/ Bruce Haber
                                            ----------------------------
                                             Name:
                                              Title:


                                         HSI ACQUISITION CORP.


                                         By: /s/ Mark Mlotek
                                            ----------------------------
                                             Name:
                                              Title:

                                                                       Exhibit A

                               AFFILIATE AGREEMENT

      AGREEMENT dated March 7, 1997, between Henry Schein, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder (the "Affiliate") of Micro Bio- Medics, Inc., a New York corporation (the "Company").

            In order to induce Parent to consummate that certain Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), by and among Parent, Manor Acquisition Corp., a New York corporation and wholly owned subsidiary of Parent, and the Company, and in consideration of the agreements contained herein and in the Merger Agreement;

            The parties hereto agree as follows:

            1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

            "Act" shall mean the Securities Act of 1933, as amended.

            "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

            "Person" shall mean an individual, corporation, partnership, limited liability company, trust or other entity or organization.

            "Transfer" shall mean to transfer, sell, assign, pledge, hypothecate, convey or otherwise dispose of.

            2. Rule 145. The Affiliate shall hold the Parent Common Stock (as such term is defined in the Merger Agreement) that he or she receives pursuant to the Merger Agreement subject to all applicable provisions of the Act and the rules and regulations promulgated by the Commission thereunder and shall not make an illegal "distribution" (within the meaning of the Act and Rule 145 promulgated thereunder) of such Parent Common Stock. Without limiting the generality of the foregoing, the Affiliate:

            (a) shall not sell any Parent Common Stock until after the publication of financial statements reflecting the combined operating results of Parent and the Company for a period of not less than 30 days from and after the Effective Time (as such term is defined in the Merger Agreement);

            (b) shall not transfer any Parent Common Stock unless (i) the transfer is being made in accordance with the provisions of Rule 145 (as it may be amended from time to time) and such Affiliate shall have delivered written notice to Parent substantially in the forms annexed hereto and made a part hereof as Annex A and Annex B, (subject to any appropriate amendments thereto as a result of any amendments to Rule 145), (ii) Parent shall have been furnished with an opinion of counsel, in form and substance reasonably satisfactory to Parent's counsel, that registration under the Act is not required in respect of such transfer or (iii) a registration statement covering the shares proposed to be transferred and the proposed transfer thereof has been filed by Parent with the Commission and has become effective under the Act; and

            (c) shall consent to the imposition of a legend on the Parent Common Stock to be received by such Affiliate in connection with the merger contemplated by the Merger Agreement to the effect that such Parent Common Stock may not be sold except in compliance with the Act.

            3. Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as otherwise herein provided, no party shall assign such party's rights or obligations hereunder without the other party's prior written consent.

            4. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof. Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

      (a)   If to Parent, to:

            Henry Schein, Inc.
            135 Duryea Road
            Melville, New York 11747

            Attention:  Mark E. Mlotek

            with a copy to:

            Proskauer Rose Goetz & Mendelsohn LLP
            1585 Broadway
            New York, New York 10036

            Attention:  Robert A. Cantone, Esq.

      (b)   if to the Affiliate, to:

               ___________________________
               ___________________________
               ___________________________

            5. Injunctive Relief; Remedies Cumulative. (a) Parent, on the one hand, and the Affiliate, on the other hand, acknowledge that the other party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party upon the breach by any other party of such covenants and agreements, the non-breaching party shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

            (b) No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

            6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

            7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

            8. Effect of Partial Invalidity. Whenever possible, each provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

            IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                        HENRY SCHEIN, INC.


                                        By:_________________________________
                                           Name:
                                           Title:


                                        AFFILIATE:


                                        ____________________________________


                                        ____________________________________
                                                 [Please Print Name]

                                                                         ANNEX A

Henry Schein, Inc.
135 Duryea Road
Melville, New York  11747
Attention:  Mark E. Mlotek, Esq.

Ladies and Gentlemen:

            I propose to sell ____________ shares (the "Shares") of Parent Common Stock that I received in connection with the business combination of Parent and MBM. I propose to effect such sale through _____________, my broker, in accordance with the requirements relating to sales by "affiliates" under Rule 145 under the Securities Act of 1933, as amended.

            To induce you to remove the restrictive legend from the stock certificate(s) representing such Shares, I hereby represent and warrant as follows:

            1. It is my bona fide intention to sell the Shares within 90 days from the date hereof. If for some reason all of the Shares have not been sold within such 90 day period, I will send to Parent the stock certificate evidencing the balance of the Shares which were not sold in order that a restrictive legend may be placed thereon. The Shares are presently evidenced by stock certificate no.(s) _____, which stock certificate (s) represent(s) an aggregate of _____ shares of Parent Common Stock. I understand that to the extent such certificate(s) represent(s) a greater number of shares of Parent Common Stock than those proposed to be sold, a new stock certificate for the balance of such shares of Parent Common Stock will be sent to me with the same restrictive legend as is presently affixed to my certificate(s).

            2. As of the date of this letter and as of the time of any sale of the Shares for my account, the aggregate number of shares of Parent Common Stock sold during the preceding three months for my account and for the account of any person whose sales are required by Rule 144 under the Securities Act of 1933, as amended, to be aggregated with my sales have not and will not exceed the greater of: (a) 1% of the outstanding Parent Common Stock, or (b) the average weekly reported volume of trading in Parent Common Stock on all securities exchanges or quotation systems during the four calendar weeks preceding the date of sale of such Shares.

            3. During the past three months I have not and during the next three months I will not, alone or in conjunction with others, sell any Parent Common Stock under circumstances which could jeopardize the exemption from registration available under Rule 145 and Rule 144.

            4. I have not solicited or arranged for the solicitation of, and I will not solicit or arrange for the solicitation of, orders to buy the Shares in anticipation of or in connection with such proposed sale.

            5. I have not made, and will not make, any payment in connection with the offering or sale of the Shares to any person other than the payment of the usual and customary broker's commission to ____________________.

                                        Very truly yours,

                                                                         ANNEX B

Henry Schein, Inc.
135 Duryea Road
Melville, New York  11747
Attention:  Mark E. Mlotek, Esq.

Ladies and Gentlemen:

            We have been asked to sell ________ shares (the "Shares") of Parent Common Stock owned by _______________ ("Seller"). We understand that the Seller is an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended, and that sales by him of the Shares must comply with certain provisions of Rule 144 under such Act.

            To induce you to remove the restrictive legend from the stock certificate evidencing the Shares so that they may be transferred pursuant to Rules 144 and 145, we hereby represent and warrant as follows:

            1. We have made reasonable inquiry as required by paragraph (g)(3) of Rule 144 and, based upon such inquiry, we are not aware of circumstances indicating that the Seller is an underwriter with respect to the Shares or that the transaction is part of a distribution of the Shares.

            2. The Shares for which we are acting as broker will be sold by us in "brokers' transactions" as defined in paragraph (g) of Rule 144.

            3. Neither the Seller nor we have solicited or arranged nor will we solicit or arrange for the solicitation of orders to buy the Shares (except as permitted by Rule 144) nor have we received nor will we receive any payment in connection with the sale of the Shares other than usual and customary brokerage commissions.

                                        Very truly yours,

                                                                       EXHIBIT B

                           OPTION AND PROXY AGREEMENT

            OPTION AND PROXY AGREEMENT dated as of March 7, 1997, by and among Henry Schein, Inc., a Delaware corporation ("Parent"), and the persons listed on Schedule A hereto (collectively, the "Shareholders" and each a "Shareholder"), each a shareholder of Micro Bio-Medics, Inc. a New York corporation (the "Company").

            Contemporaneously with the execution of this Agreement, the Company, Parent and HSI Acquisition Corp., a New York corporation and wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is contemplated that Sub will be merged with and into the Company (the "Merger") and the holders of the Company's Common Stock, par value $.03 per share (the "Company Common Stock"), will be entitled to receive shares of Parent's Common Stock, par value $.01 per share ("Parent Common Stock"), for such shares of Company Common Stock.

            Parent, as a condition to its willingness to enter into the Merger Agreement, has required the Shareholders to grant Parent an option and an irrevocable proxy with respect to all of the shares of Company Common Stock owned by the Shareholders (except as expressly noted below), together with any additional shares of Company Common Stock hereafter acquired by the Shareholders (pursuant to Section 10, by exercise of options or warrants, by conversion of debentures or otherwise and including any Additional Shares (as defined below) acquired by such Shareholder) (such specified number of shares, and any additional shares when and if acquired, being referred to as the "Shares") on the terms and conditions hereinafter set forth.

            The parties hereto agree as follows:

            1. Grant of Option.

                  (a) Each Shareholder hereby grants to Parent an option (collectively, the "Options") to purchase all but not less than all of that Shareholder's Shares (exclusive of those Shares beneficially owned by Deane Reade that are currently held in pension plans and approximately 20,000 shares currently held in Deane Reade margin accounts subject to the terms thereof (the "Excluded Reade Shares"). Except as otherwise provided in Section 1(b), the consideration for the purchase of such Shareholder's Shares shall be the issuance to such Shareholder of the number of shares of Parent Common Stock that such Shareholder would have been entitled to receive by virtue of the Merger had the Effective Time (as defined in the Merger Agreement) occurred at the time of the exercise of the Options.

                  (b) Each Shareholder hereby agrees to exercise all options, warrants or other rights to acquire any Shares, and to convert or exchange any securities or other rights that are convertible into or exchangeable for Shares, whether now owned or hereafter acquired by such Shareholder (collectively, "Rights"), in connection with any exercise by Parent of the Options in order to permit the acquisition by Parent of the Shares receivable upon such exercise, conversion or exchange (the "Additional Shares") pursuant to the exercise of the Options. To the extent that a Shareholder is obligated to pay any consideration in connection with the exercise, conversion or exchange of such Shareholder's Rights (the "Rights Consideration"), such Rights Consideration shall be paid in such form as is permitted under the Rights as Parent shall direct. If payment of the Rights Consideration is to be made in cash, Parent shall fund such payment; if payment of a Shareholder's Rights Consideration may be made by delivery of shares of Company Common Stock, at Parent's direction such Shareholder shall deliver that number of shares owned by him or her in payment (or partial payment, as the case may be) of the Rights. If any Right is to be exercised by means of a "cashless exercise," the Shareholder exercising such Right shall cause the net number of shares from such cashless exercise to be issued and delivered to Parent. In the event that Parent funds any Rights Consideration payment on behalf of any Shareholder (i) the number of shares of Parent Common Stock to be issued by Parent in respect of the Additional Shares that were acquired pursuant to the payment of such Rights Consideration shall be reduced by that number of shares (rounded to the nearest whole share) as is equal to the quotient obtained by dividing the aggregate amount of Rights Consideration so paid by Parent by the closing sales prices of the Parent Common Stock on the last trading date prior to the exercise of the Options; and (ii) if the funding of the Rights Consideration payment on behalf of such Shareholder subjects such Shareholder to income tax in respect of such payment, the Parent shall pay to such Shareholder the amount of such income tax, provided such Shareholder shall cooperate with Parent (at Parent's expense) in disputing the imposition of such income tax; and provided further, that if Parent determines in good faith that there is a basis for disputing all or any amount of the income tax imposed, Parent shall be entitled to direct any such dispute, but shall indemnify the Executive against any additional income tax for which he or she may become liable as a result.

                  (c) Each Shareholder agrees not to acquire any Right that provides, whether contingent or otherwise, for any reduction in the amount of the Rights Consideration payable upon the exercise, conversion or exchange of such Right, whether or not such reduction is contingent or fixed as to occurrence or amount, and shall immediately decline in writing any such Right that may be granted to him or her.

            2. Exercise of Option. The Options, in each case, shall be exercisable, in whole, but not in part, by Parent as follows:

                  (a) If the Merger Agreement is terminated by Parent pursuant to Sections 9.1(d)(iii), 9.1(d)(iv) or 9.1(d)(v) of the Merger Agreement, or by the Company pursuant to Section 9.1(e)(iii) of the Merger Agreement, then Parent may exercise the Options at any time during the six month period beginning on the date of such termination, provided, however, that if the Company is the terminating party, Parent's right to exercise the Options shall commence on the earlier of Parent's receipt of notice of such termination and such time as knowledge of such termination becomes publicly available.

                  (b) If (i) the Merger Agreement is terminated by Parent pursuant to Sections 9.1(d)(i), 9.1(d)(ii) or 9.1(f) of the Merger Agreement, or by either Parent or the Company pursuant to Section 9.1(b), and the Company (or any of its Subsidiaries shall have, directly or indirectly, entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction, as that term is defined in the Merger Agreement, within one year of such termination, then Parent may exercise the Options during the period beginning on the earlier of the date on which Parent first receives notice of the occurrence of the event triggering HSI's right to exercise the Options and the date on which such event becomes publicly known and (except as otherwise provided below) ending on the date three business days after the date that the Acquisition Transaction (or any successive Acquisition Transaction or any other Acquisition Transaction made in response thereto) occurs.

At any time when Parent wishes to exercise the Options, Parent shall give written notice (the "Notice") to the Shareholders specifying a place and a date not less than two nor more than 20 business days from the date of the Notice for the closing of such purchase (the "Closing"); provided, however, that such date may be extended to the extent necessary to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and applicable regulations thereunder. The date on which the Parent gives the Notice shall be deemed to be the date on which the Options are exercised. Each Shareholder agrees to the use his or her reasonable best efforts (subject to any applicable fiduciary duties) to give Parent at least five business days prior written notice of the occurrence of any event triggering Parent's right to exercise the Options.

            3. Payment and delivery of Certificate(s). At the Closing hereunder:

                  (a) Parent will deliver to the Shareholders the shares of Parent Common Stock to be issued in consideration for the Shares being purchased upon exercise of the Options as provided in Section 1; and

                  (b) the Shareholders will deliver to Parent against receipt of the shares of Parent Common Stock as provided in Section 3(a), a certificate or certificates representing the number of Shares so purchased by Parent duly endorsed or with executed blank stock powers attached, in either event with signature guaranteed such that registered ownership of the Shares may be registered for transfer on the books of the Company.

            4. Irrevocable Proxy. Each Shareholder hereby irrevocably constitutes and appoints Parent or any designee of Parent the lawful agent, attorney and proxy of such Shareholder during the term of this Agreement, to vote all of his, her or its Shares (excluding the Excluded Reade Shares") and Additional Shares and, in the case of Bruce Haber, all shares of Company Common Stock owned by Andrew D. Stone that he has an irrevocable proxy to vote (the "Stone Shares") at any meeting or in connection with any written consent of the Company's shareholders (a) in favor of the Merger, (b) in favor of the Merger Agreement, as such may be modified or amended from time to time, (c) against any Acquisition Transaction (other than the Merger) or other merger, sale, or other business combination between the Company and any other person or entity or any other action which would make it impractical for Parent to effect a merger or other business combination of the Company with Parent or Sub, and (d) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the Company's obligations under the Merger Agreement not being fulfilled. This proxy shall not authorize Parent to vote the Shares of the Stone Shares on any matters other than those specified above which may be presented to the Company's shareholders at any meeting or in connection with any written consent of the Company's shareholders. This power of attorney is irrevocable, is granted in consideration of Parent entering into the Merger Agreement and is coupled with an interest sufficient in law to support an irrevocable power. This appointment shall revoke all prior attorneys and proxies appointed by any Shareholder at any time with respect to the Shares or the Stone Shares and the matters set forth in clauses (a) through (d) above and no subsequent attorneys or proxies will be appointed by such Shareholder, or be effective, with respect thereto.

            5. Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to Parent as follows:

                  (a) Ownership of Shares and Rights. That Shareholder is the sole beneficial owner of the number of Rights set forth as being granted to that Shareholder on Schedule A. The Rights set forth opposite that Shareholder's name on Schedule A constitute all the Rights owned beneficially or of record by that Shareholder. The Shares owned by that Shareholder are validly issued, fully paid and nonassessable and such Shares (excluding the Excluded Reade Shares) and/or the Rights set forth opposite that Shareholder's name on Schedule A, are held by that Shareholder, or by a nominee or custodian for the benefit of that Shareholder, free and clear of all liens, claims, security interests, agreements and other encumbrances, except for encumbrances arising under this Agreement.

                  (b) Power; Binding Agreement. That Shareholder has the legal capacity to enter into and perform all of that Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by that Shareholder will not violate any other agreement to which that Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by that Shareholder and constitutes a valid and binding obligation of that Shareholder, enforceable against that Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity. If that Shareholder is married and that Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, that Shareholder's spouse, enforceable against that spouse in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity.

                  (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by that Shareholder nor the consummation of the transactions contemplated by this Agreement will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any person or entity or any governmental or regulatory authority, except in connection with the HSR Act or pursuant to the Securities Exchange Act of 1934; (ii) conflict with, result in a breach of, or result in a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which that Shareholder is a party or by which that Shareholder or any of that Shareholder's assets may be bound; or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to that Shareholder or by which any of that Shareholder's assets are bound.

                  (d) Brokers. No broker, finder or other investment banker is entitled to any broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon agreements made by or on behalf of that Shareholder.

            6. Representations and Warranties of Parent. Parent represents and warrants to each Shareholder that:

                  (a) Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate any other agreement to which Parent is a party. This Agreement has been duly and validly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity.

                  (b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated by this Agreement will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any person or entity or any governmental or regulatory authority, except in connection with the HSR Act or pursuant to the Securities Exchange Act of 1934;
(ii) conflict with, result in a breach of, or result in a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or by which any of its assets are bound.

                  (c) Brokers. No broker, finder or other investment banker is entitled to any broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon agreements made by or on behalf of Parent.

            7. Additional Covenants of the Shareholders. Each Shareholder hereby covenants and agrees that:

                  (a) that Shareholder will not enter into any transaction, take any action, or by inaction permit any event to occur that would (i) result in any of the representations or warranties of such Shareholder herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction, action or event; or (ii) have the effect of preventing or disabling that Shareholder from performing that Shareholder's obligations under this Agreement;

                  (b) that Shareholder will not grant any proxies or powers of attorney with respect to any shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to such Shares; provided, however, that the Shareholders may grant proxies to third parties provided that such proxies are expressly made subject to the terms of this Agreement;

                  (c) until the termination of this Agreement, such Shareholder will at all times use his, her or its best efforts in his, her or its capacity as a shareholder of the Company to prevent the Company from taking any action in violation of the Merger Agreement;

                  (d) from and after the date hereof until the termination of this Agreement, other than under the circumstances contemplated by Section 10 hereof, the Shares will not be sold, transferred, pledged, hypothecated, transferred by gift, or otherwise disposed of in any manner whatsoever without notifying Parent in advance and obtaining and delivering to Parent any evidence that Parent may reasonably request to evidence the transferee's agreement to be bound by this Agreement; provided, however, that in the event of such Shareholder's death during the term of this Agreement, the Shares and Rights may be transferred in accordance with the Shareholder's last will and testament, or if none, in accordance with the applicable laws of intestate succession, in either of which cases, the Shares shall remain subject in all respects to the terms of this Agreement; and

                  (e) the Shareholder will execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Parent's or the Company's counsel, to evidence the irrevocable proxy granted in Section 4 with respect to the Shares or otherwise implement and effect the provisions of this Agreement.

            8. No Solicitation. No Shareholder shall, in that Shareholder's capacity as such, directly or indirectly, (a) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any Acquisition Transaction, (b) negotiate, explore or otherwise engage in discussion with any person (other than Parent and its representatives) with respect to any Acquisition Transaction, (c) agree to or endorse an Acquisition Transaction with any person (other than Parent or Sub) or any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (d) authorize or permit any person or entity acting on behalf of that Shareholder to do any of the foregoing. If any Shareholder receives any inquiry or proposal regarding any Acquisition Transaction, that Shareholder shall promptly inform Parent of that inquiry or proposal.

            9. Legending of Certificates; Nominee Shares. Each Shareholder agrees to submit to Parent contemporaneously with or promptly following execution of this Agreement (or promptly following receipt of any additional certificates representing any additional Shares) all certificates representing the Shares so that Parent may note thereon a legend referring to the option and proxy granted to it by this Agreement. If any of the Shares beneficially owned by a Shareholder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee," and, as to such Shares, "Nominee Shares"), the Shareholder agrees that, upon written notice by Parent requesting it, such Shareholder will within five days of the giving of such notice execute and deliver to Parent a limited power of attorney in such form as shall be reasonably satisfactory to Parent enabling Parent to require the Nominee to grant to Parent an option and irrevocable proxy to the same effect as Sections 1, 2 and 4 hereof with respect to the Nominee Shares held by such Nominee and to submit to Parent the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.

            10. Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

            11. Shareholder Capacity. No person executing this Agreement who is or becomes during the term of this Agreement a director of the Company makes any agreement in his or her capacity as a director. Each Shareholder is executing and delivering this Agreement solely in that Shareholder's capacity as the record and beneficial owner of that Shareholder's Shares. Notwithstanding anything to the contrary in this Agreement, no action or inaction by a Shareholder in his capacity as a director, officer, or employee of the Company shall be deemed to contravene Section 8, as long as the action or inaction does not contravene Section 7.2 of the Merger Agreement.

            12. Termination. This Agreement shall terminate on the earlier of
(i) the Effective Time of the Merger, (ii) the termination of the last period of time during which Parent could have exercised the Options pursuant to Section 2; provided, however, that the appointment of Parent or any designee of Parent as agent, attorney and proxy pursuant to Section 4 hereof, and any proxy or other instrument executed pursuant thereto, shall in any event automatically terminate upon the termination of the Merger Agreement. Notwithstanding the foregoing, in the event that Parent is at any time prohibited from exercising the Options as a result of any actions by the Federal Trade Commission or the Department of Justice in connection with the HSR Act, then this Agreement shall not terminate until (i) the earlier of 30 days from the date such prohibition is removed by the Federal Trade Commission or the Department of Justice, or (ii) six months after the date Parent's right to exercise the Options would otherwise have terminated.

            13. Miscellaneous.

                  (a) No Waiver. The failure of any party to exercise any right, power or remedy under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with that party's obligations under this Agreement, shall not constitute a waiver of any right to exercise any such or other right, power or remedy or to demand such compliance.

                  (b) Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

      (i)   If to Parent, to:

                      Henry Schein, Inc.
                      135 Duryea Road
                      Melville, New York  11747
                      Attn:  Mark E. Mlotek, Esq.

            with a copy to:

                      Proskauer Rose Goetz & Mendelsohn LLP
                      1585 Broadway
                      New York, New York 10036
                      Attention:  Robert A. Cantone, Esq.

      (ii)  if to a Shareholder, to:

                      c/o Bruce Haber
                      Micro Bio-Medics
                      846 Pelham Manor
                      New York, NY  10803

            with a copy to:

                      Otterbourg, Steindler, Houston & Rosen
                      230 Park Avenue
                      New York, New York 10169
                      Fax:  (212) 682-6104
                      Attention:  Donald N. Gellert, Esq.

                  (c) Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in way the meaning or interpretation of this Agreement. References in this Agreement to Sections and Schedules mean a Section or Schedule of this Agreement unless otherwise indicated. The terms "beneficially own" and "beneficial owner" with respect to any securities shall have the same meaning as in, and shall be determined in accordance with, Rule 13d-3 under the Securities Exchange Act of 1934.

                  (d) Entire Agreement; Assignment. This Agreement (including the schedule and other documents and instruments referred to herein), together with the Merger Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. Except as otherwise expressly provided herein, this Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

                  (e) Liability After Transfer. Each Shareholder agrees that, notwithstanding any transfer of that Shareholder's Shares in accordance with
Section 7(d), that Shareholder shall remain liable for his or her performance of all obligations under this Agreement.

                  (f) Injunctive Relief; Remedies Cumulative.

                        (i) Parent, on the one hand, and the Shareholders, on the other hand, acknowledge that the other party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party upon the breach by any other party of such covenants and agreements, the non-breaching party shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

                        (ii) No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of laws.

                  (h) Effect of Partial Invalidity. Whenever possible, each provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provisions of this Agreement or the application of such provision to the other party or other circumstances.

                  (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

            IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.


                                        THE SHAREHOLDERS:


                                        ______________________________
                                        BRUCE HABER


                                        ______________________________
                                        MARVIN CALIGOR


                                        ______________________________
                                        RENEE STEINBERG

                                        ______________________________
                                        DEANE READE



                                        HENRY SCHEIN, INC.


                                        By:___________________________
                                               Authorized Officer

                                                                       Exhibit C

                   [Form of Opinion of counsel to the Company]

            1. The Company is a corporation validly existing and in good standing under the laws of the State of New York. Each Subsidiary of the Company set forth on Schedule A hereto is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.

            2. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the date hereof, (i) ________ shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Preferred Stock are issued and outstanding, (iii) to our knowledge, Company Stock Options to acquire ________ shares of Company Common Stock are outstanding under all stock option plans of the Company or otherwise, (iv) to our knowledge, Company Warrants to acquire __________ shares of Company Common Stock are outstanding, and (v) to our knowledge, ________ shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Options, the Company Warrants and all other Rights to purchase or otherwise receive capital stock or other securities of the Company. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid and nonassessable and are owned by the Company or a Subsidiary of the Company.

            3. The Company and each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted.

            4. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in the States of [ ]. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in the respective jurisdictions set forth opposite such Subsidiary's name on Schedule A hereto.

            5. The Company has all necessary corporate power and authority to execute and deliver the Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Agreement and the consummation by the Company of the transactions contemplated thereby have been authorized by all necessary corporate action on the part of the Company. Upon the filing of the Certificate of Merger with the Department of State of New York, all steps required to be taken by the Company under the laws of the State of New York to effect the Merger of SUB with and into the Company shall have been duly and properly taken.

            6. The Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding in law or in equity).

            7. The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated thereby will not result in a violation by the Company of any provision of the Company's certificate of incorporation, as amended, or by-laws.

            8. Except for the filing of the Certificate of Merger in New York, we have no knowledge of any consent or approvals by New York or Federal governmental authorities which are required in connection with the consummation by the Company of the transactions contemplated by the Agreement which have not been obtained.

            9. We have no knowledge of any action, suit, proceeding or investigation which is pending or threatened which questions the validity of the Agreement or any action taken or to be taken by the Company in connection with the Agreement.

            We have participated in the preparation of the Proxy Statement and the Registration Statement and meetings with members of management of the Company and its independent certified public accountants relating to the disclosure contained in the Proxy Statement and the Registration Statement as it pertains to the Company. Although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fullness of the information relating to the Company contained in the Proxy Statement the Registration Statement, nothing has come to our attention that has caused us to believe that at the date such materials were mailed to the shareholders of the Company and/or filed with the Commission, as applicable, and at the Closing Date, the information relating to the Company in the Proxy Statement or the Registration Statement contained any misstatement of a material fact or omission of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no statement is made with respect to any financial statements or schedules, or other financial or statistical data contained therein).

            The opinions set forth herein are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the opinions expressly stated.

                                        Very truly yours,





                                        By:____________________________________
                                                A Member of the Firm

                                                                       Exhibit D

                   [Form of Opinion of counsel to the Parent]

            1. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of New York.

            2. The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of the date hereof, (i) ________ shares of Parent Common Stock are issued and outstanding, (ii) no shares of Parent Preferred Stock are issued and outstanding, (iii) to our knowledge, options to acquire ________ shares of Parent Common Stock (the "Parent stock Options") are outstanding under all stock option plans of Parent, and (iv) to our knowledge, ________ shares of Parent Common Stock are reserved for issuance pursuant to the Parent Stock Options and all other Rights to purchase or otherwise receive capital stock or other securities of Parent. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and all of the shares of Parent Common Stock to be issued upon consummation of the Merger (the "Merger Shares") are duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

            3. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, of which 1,000 shares, as of the date hereof, are issued and outstanding. All of such outstanding shares are owned of record and, to our knowledge, beneficially by Parent, and are validly issued, fully paid and nonassessable.

            4. The Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

            5. The issuance of the Merger Shares in accordance with the Merger Agreement has been registered under the Securities Act of 1933 and is either registered or exempt from registration under all applicable state securities or blue sky laws.

            6. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver the Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Agreement and the consummation by Parent and Sub of the transactions contemplated thereby have been authorized by all necessary corporate action on the part of each of Parent and Sub. Upon the filing of the Certificate of Merger with the Department of State of New York, all steps required to be taken by Parent and Sub under the laws of the State of New York to effect the Merger of SUB with and into the Company shall have been duly and properly taken.

            7. The Agreement has been duly executed and delivered by each of Parent and Sub and constitutes the valid and binding obligation of each of Parent and Sub enforceable in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding in law or in equity).

            8. The execution, delivery and performance of the Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated thereby will not result in a violation of any provision of their respective certificates of incorporation (as amended, in the case of Parent) or by-laws.

            9. Except for the filing of the Certificate of Merger in New York, we have no knowledge of any consent or approval which is required in connection with the consummation by Parent and Sub of the transactions contemplated by the Agreement which have not been obtained.

            10. We have no knowledge of any action, suit, proceeding or investigation which is pending or threatened which questions the validity of the Agreement or any action taken or to be taken by Parent or Sub in connection with the Agreement.

            We have participated in the preparation of the Proxy Statement and the Registration Statement and meetings with members of management of Parent and its independent certified public accountants relating to the disclosure contained in the Proxy Statement and the Registration Statement as it pertains to Parent or Sub. Although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fullness of the information relating to Parent or Sub contained in the Proxy Statement or the Registration Statement, nothing has come to our attention that has caused us to believe that at the date such materials were mailed to the shareholders of the Company, and/or filed with the Commission, as applicable, and at the Closing Date, the information relating to Parent or Sub in the Proxy Statement or the Registration Statement contained any misstatement of a material fact or omission of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no statement is made with respect to any financial statements or schedules, or other financial or statistical data contained therein).


                                        3